As filed with the Securities and Exchange Commission on December 1, 2021

Registration No. 333-230468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-230468

UNDER

THE SECURITIES ACT OF 1933

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3901 North Front Street

Harrisburg, Pennsylvania 17110

(Address, including Zip Code, of Principal Executive Offices)

Rory G. Ritrievi

President and Chief Executive Officer

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

(717) 692-7105

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Rollins, Esq.

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, Pennsylvania 17111

(717) 308-9633

Approximate Date of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”), filed by Riverview Financial Corporation, a Pennsylvania corporation (the “Registrant”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-230468, initially filed on March 22, 2019 and amended on April 23, 2019 and declared effective on April 25, 2019, utilizing a “shelf” registration process to offer and sell in one or more offerings from time to time up to a total dollar amount of $23,000,000 in securities and to register an aggregate of 1,551,789 shares sold by selling securityholders in one or more transactions.

Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 30, 2021, as amended on August 26, 2021, by and between Mid Penn Bancorp, Inc. (“Mid Penn”) and the Registrant, the Registrant merged with and into Mid Penn on November 30, 2021, with Mid Penn as the surviving corporation. As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Amendment, all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mid Penn Bancorp, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millersburg, State of Pennsylvania, on December 1, 2021.

By:	MID PENN BANCORP, INC. (as successor to Riverview Financial Corporation)

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.